Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
DAG Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of DAG Media, Inc. on Forms S-8 (#333-82374 and #333-127424) of our report dated March 23, 2007, on the consolidated statements of operations, shareholders’ equity and cash flows of Dag Media, Inc. and Subsidiaries for the year ended December 31, 2006, before the effects of the adjustments to retrospectively apply the change in presentation for the discontinued operations of Shopila Corporation as described in Note 10, for the year ended December 31, 2006, as appearing in the annual report on Form 10-KSB of DAG Media, Inc. for the year ended December 31, 2007.

/s/ Amper, Politziner & Mattia, P.C.

Amper, Politziner & Mattia, P.C.

March 13, 2008
New York, New York